OPERATING EXPENSES AGREEMENT

         This OPERATING EXPENSES AGREEMENT (the Agreement") is effective as of the 1st day of August 2000, by and between the Trainer Wortham Funds, a Delaware Business Trust (hereinafter called the "Trust"), on behalf of each series of the Trust listed in Appendix A hereto, as may be amended from time to time (hereinafter referred to individually as a "Fund" and collectively as the "Funds"), and Froley, Revy Investment Company, Inc. a corporation organized under the laws of the State of California (hereinafter called the "Adviser").

                                   WITNESSETH


         WHEREAS, the Adviser is an investment adviser registered as such with the United States Securities and Exchange Commission; and

         WHEREAS, the Adviser renders investment advice and related services to each Fund pursuant to the terms and provisions of certain Investment Advisory Agreements entered into between the Trust and the Adviser on behalf of each Fund (each an "Investment Advisory Agreement"); and

         WHEREAS, the Funds are responsible for, and have assumed the obligation for payment of certain expenses pursuant to each respective Investment Advisory Agreement that have not been assumed by the Adviser; and

         WHEREAS, the Adviser desires to limit each respective Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) with respect to each respective class of shares pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Adviser to implement those limits:

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

         1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund and each respective class of shares in APPENDIX A of this Agreement by reducing, as necessary, the investment advisory fees payable to the Adviser by a Fund under an Investment Advisory Agreement and/or reimbursing other Operating Expenses of a Fund.

         2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser's investment advisory or management fee payable under the Investment Advisory Agreement and other expenses described in the Investment Advisory Agreement, but does not include any Rule 12b-1 fees, front-end or contingent deferred loads, taxes, interest, dividend expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

         3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser hereby retains the right to receive reimbursement of reductions of its investment management fees and the Operating Expenses paid or reimbursed by it in accordance with Paragraph 1, above, for a period ending three years after the end of the fiscal year in which such fee or expense was waived or reimbursed, as applicable, provided that such payment to the Adviser does not cause a Fund's Operating Expenses to exceed the limit set forth on Appendix A.

         4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect until June 30, 2001, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

         5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by either the Trust or by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days' written notice to the Adviser. The Adviser may decline to renew this Agreement by written notification to the Trust at least thirty (30) days before its Annual expiration date.

         6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of the Agreement shall not be affected thereby.

         8. CAPTIONS. The captions in the Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

         9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or be inconsistent with, and federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

             TRAINER WORTHAM FUNDS

             By:  _______________________________
                  Joanne Pietrini-Smith

             Title:  President


             FROLEY, REVY INVESTMENT COMPANY, INC.

             By:  ______________________
                  Andrea Revy O'Connell

             Title:  President and Chief Executive Officer

                                     Page 2
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                                   APPENDIX A
                                                              Operating
Fund Name                                                   Expense Limit
---------                                                   -------------
Froley, Revy Convertible Securities Fund
   Class A Shares                                               1.50%
   Class B Shares                                               2.00%

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